EXHIBIT 99.2

HERSHA HOSPITALITY TRUST
510 Walnut Street | 9th Floor
Philadelphia | PA | 19106
p. 215.238.1046 | f. 215.238.0157
hersha.com

NOTICE OF FULL REDEMPTION

8.00% Series A Cumulative Redeemable Preferred Shares (CUSIP # 427825203)

Pursuant to the Articles Supplementary of Hersha Hospitality Trust (the “Company”) establishing and fixing the rights and preferences of the 8.00% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares”), the Company is hereby providing notice to the holders of the Series A Preferred Shares of the Company’s election to redeem all outstanding Series A Preferred Shares.  The Company is providing the following information in connection with such election to redeem:

1.	The redemption date shall be March 28, 2013 (the “Redemption Date”).

2.
The redemption price is equal to $25.00 per Series A Preferred Share, plus accrued and unpaid dividends through the Redemption Date in the amount of $0.4056 per Series A Preferred Share, for a total redemption price per Series A Preferred Share equal to $25.4056 (the “Redemption Price”).

3.	All outstanding Series A Preferred Shares (2,400,000 shares) are to be redeemed on the Redemption Date.

4.
In order to receive payment of the Redemption Price for your Series A Preferred Shares on the Redemption Date, you must surrender your Series A Preferred Shares, and any certificates evidencing such shares, to American Stock Transfer and Trust Company, LLC (the “Redemption Agent”) on or prior to the Redemption Date at the following address:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219

5.
On or prior to the Redemption Date, the Company will deposit with the Redemption Agent the aggregate Redemption Payment for the 2,400,000 Series A Preferred Shares to be redeemed, to be held in trust for the benefit of the holders of such Series A Preferred Shares.  From and after the Redemption Date, dividends will cease to accrue on the Series A Preferred Shares, such shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive payment of the Redemption Price.

For further information please call the Redemption Agent at (800) 937-5449.

Date: February 26, 2013